Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs (732) 542-2800

December 11, 2008

OSTEOTECH ANNOUNCES STOCK REPURCHASE PROGRAM

Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, announced today that its Board of Directors has authorized a stock repurchase program under which up to $5.0 million of Osteotech’s common stock may be acquired. Stock repurchases may be executed from time to time at current market prices through open-market and privately negotiated transactions in such amounts as management deems appropriate. The final number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The repurchase program may be terminated at any time without prior notice.

Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “The authorization of the stock repurchase program by Osteotech’s Board of Directors demonstrates the confidence the Board of Directors has in the long-term prospects of Osteotech. The management team and the Board of Directors feel our shares are currently undervalued and believe the repurchase program is an excellent way to enhance the long-term value of the Company.”

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or this press release, please go to Osteotech’s website at www.osteotech.com.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of December 11, 2008 and the Company does not intend to update this information.

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